EXHIBIT 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) is entered into as of the last date of execution below (the “Effective Date”) by and between NeoMedia Technologies, Inc. (“NeoMedia”), a Delaware corporation with a principal place of business at Suite 500, Two Concourse Parkway, Atlanta, Georgia, 30328 and NeuStar, Inc. (“Neustar”), a Delaware corporation, with a principal place of business at 46000 Center Oak Plaza, Sterling, VA 20166 (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, NeoMedia asserts that it is the owner of certain intellectual property rights concerning  machine-readable code resolution, and that as such, entities performing campaign management services will require licenses from NeoMedia to its intellectual property rights in order to interact with a machine-readable code-related clearinghouse;

WHEREAS, Neustar desires to develop, deploy and administer a machine-readable code-related registry and clearinghouse;

WHEREAS, NeoMedia desires to grant to Neustar, and Neustar desires to obtain from NeoMedia, rights to sublicense certain NeoMedia intellectual property rights concerning machine-readable code resolution, as more particularly set forth below;

WHEREAS, the Parties desire to share in certain revenues concerning the licensing of machine-readable code-related intellectual property, regardless of the source of the licensing;

WHEREAS, the Parties entered into a License Agreement, effective the 2nd day of October, 2009, which is hereby amended and restated in its entirety.

NOW THEREFORE, in exchange for the consideration and covenants herein, the receipt and sufficiency of which the Parties hereby acknowledge as follows.

TERMS AND CONDITIONS

1.    INCORPORATION

The recitals set forth above are hereby incorporated by reference.

2.    DEFINITIONS

2.1  “Agreement” means this Amended and Restated License Agreement severally with respect to each Territory for which Licensed Patents are licensed hereunder, such that a separate and independent Agreement by and between the Parties results for each Territory.

2.2  “Clearinghouse” means a Code-related system that receives encoded messages and presents them to a third party for resolution, as more fully set forth in Section 3 below.

2.3  “Code” means a machine-readable symbol (e.g., barcode, alpha-numeric character strings, linear code, graphic, wired or wireless electronic signal, or other similar representation or figure).

2.4  “Confidential Information” means all information, whether of a technical, business, financial or any other nature, disclosed in any manner, whether verbally, electronically, visually or in a written or other tangible form, which is either identified as confidential or proprietary or which should be reasonably understood to be confidential or proprietary in nature with respect to the disclosing Party, an affiliate or a third party.

2.5  “Event of Default” means any representation or warranty made by a Party which was incorrect in any respect when made and that could reasonably be expected to have a material adverse effect upon the other Party’s ability to realize the benefits of its bargain or a material breach of this Agreement that is not cured within thirty (30) days after notice of breach to the breaching Party.

2.6  “Field of Use” means a method or system for mobile handsets (or other devices) to resolve machine-readable codes through scanning (or other machine-reading methods) in which a mobile phone subscriber is connected to a Clearinghouse in the Territory. However, the Field of Use is specifically limited by the claims contained in the Licensed Patents set forth the in Schedule 1 hereto.  For the avoidance of doubt, the processing of a Code-related message solely within an enterprise, and which are not processed by a clearinghouse, shall be deemed outside the Field of Use.

2.7  “Governing Authority” means an entity under whose auspices a Code-related Registry or Clearinghouse is deployed.  If a third party is not a Governing Authority, then Neustar shall be considered the Governing Authority.

2.8  “Intellectual Property” or “IPR” means all patent, copyright, trademark, trade name, service mark, trade secret and other intellectual property rights, including applications thereof, arising and/or enforceable under the laws of the related Territory.

2.9  “License Customer” means an entity to which a license or sublicense is granted to the Licensed Patents.

2.10                 “Licensed Collection Revenue” means Revenue that Neustar collects on behalf of NeoMedia from a NeoMedia Licensed Customer. Such Revenue may include Revenue for the licensing of NeoMedia IPR (including the Licensed Patents).  Licensed Collection Revenue shall not in any event include monies Neustar derives from any other Clearinghouse or Registry-related activities, including, but not limited to, fees from a Resolution Authority for Neustar’s development, deployment,  operation,  management, or administration of a Registry or Clearinghouse, fees Neustar charges its customers for registering a Code in a Registry, fees Neustar charges its customer for processing Transactions through a Clearinghouse, fees for ancillary services.

2.11                 “Licensed Patents” means with respect to the Territory to which they pertain, the patent applications and issued patents owned by NeoMedia, set forth in Schedule 1 hereto, containing claims to any invention(s) useful in or relating to the Field of Use, together with all related divisional applications, continuation applications, continuation-in-part applications, reissues, and reexaminations thereof, and any other future applications or patents hereafter acquired by NeoMedia, in which claims are directed to the Field of Use, to the extent they issue during the Term of this Agreement.

2.12                 “Licensed Transaction Revenue” means fees collected under the Licensed Patents for the Field of Use that are based on Revenue associated with Transactions licensed by Neustar with respect to a Clearinghouse on behalf of Neustar Sublicense Customers.  Licensed Transaction Revenue shall not in any event include monies Neustar derives from any other Clearinghouse or Registry-related activities, including, but not limited to, fees from a Resolution Authority for Neustar’s development, deployment,  operation,  management, or administration of a Registry or Clearinghouse, fees Neustar charges its customers for registering a Code in a Registry, fees Neustar charges its customer for processing Transactions through a Clearinghouse, fees for ancillary services.

2.13                 “Licensee” means Neustar.

2.14                 “Licensor” means NeoMedia.

2.15                 “NeoMedia Fee” means the amount of the License Transaction Revenue remaining after Neustar deducts the Neustar Fee.

2.16                 “NeoMedia License Customer” means the License Customers to whom a license to Licensed Patents is granted by NeoMedia, and which are limited to those entities set forth in Schedule 2.  Upon a NeoMedia License Customer ceasing to be a License Customer (i.e., no longer receiving a license from NeoMedia), such entity shall no longer be deemed a NeoMedia License Customer, and such entity is not precluded from becoming a Neustar Sublicense Customer or a (again) a NeoMedia License Customer.

2.17                 “Neustar Fee” means the compensation due Neustar under and calculated in accordance with Article 7 below.

2.18                 “Neustar Sublicense Customer” means a License Customer to whom a sublicense to Licensed Patents is granted by Neustar hereunder.

2.19                 “Referral Fee” means the fee set forth in Section 8.7 below for Neustar’s referral to NeoMedia of a customer.

2.20                 “Registry” means a Code-related system in which Codes are associated with Resolution Authorities and related data, as more fully set forth in Article 3 below.

2.21                 “Resolution Authority” means an entity designated in an associated Registry as having rights to resolve a given code (e.g., campaign managers), wherever situated.

2.22                 “Revenue” means monies actually received as payment or the equivalent payment value if any form of non-monetary compensation. However, Revenue shall not, by way of example and not limitation, in any way include and shall specifically exclude, sales or other similar value added taxes, collection costs, credit card processing fees, credits, amounts under dispute, and any monies associated with ancillary services (e.g., connectivity, set-up, deployment, professional services, etc.) to the extent rendered by Neustar.

2.23                  “Territory” means the jurisdictions, including their territories and possessions, set forth in Schedule 3 hereto.

2.24                 “Transaction” means the processing of a Code-related message in a Clearinghouse.

3.    REGISTRY & CLEARINGHOUSE

3.1  Intention. Neustar intends to develop, deploy and administer a Registry and Clearinghouse, whereby on behalf of Resolution Authorities, Code identifiers and related conditions of use are registered, associated, and communicated.

Currently, Neustar envisions that a Registry may perform the following activities or enable the following functions:

•      perform a documentary and referential function for Codes and their issuing entities

•      apply terms and conditions of the Governing Authority to business policies for registering both Codes and authorities for the use of Codes

•      serve as the definitive authority for clearing services for Code relationships

Currently, Neustar envisions that a Clearinghouse may perform the following activities or enable the following functions:

•      receive Code strings from devices

•      reference the appropriate Registry to determine Resolution Authority

•      forward the Code strings to the applicable Resolution Authority

•      receive from the Resolution Authority a content-related response in the form of a uniform resource identifier, or similar identifier, or content as specified by the Resolution Authority

•      forward that identifier to the requesting device

3.2  Administration

Neustar shall store all administrative data related to licensing hereunder, e.g., rates cards, terms of use, policies, types, etc., separate and apart from other operational systems, including the Registry database(s).

3.3  Reservations. The development, deployment, operation, management, or administration of a Registry and/or a Clearinghouse is merely a statement of intent by Neustar, which intent is dependent on various factors, as well as Neustar business judgment, in its sole discretion.  Nothing herein shall impose on Neustar an obligation to develop, deploy or administer a Registry or Clearinghouse, whether or not dependent on the sublicensing of Licensed Patents.  Nothing herein prohibits Neustar from sublicensing third party IPR as part of the Registry or Clearinghouse, provided the resulting deployment does not violate NeoMedia’s Licensed Patents.

3.4  Conflicts.  The Parties acknowledge that Neustar’s development, deployment, operation, management, or administration of a Registry and/or a Clearinghouse may be subject to requirements issued by a Governing Authority.  Because those requirements may conflict with the requirements in this Agreement, the Parties agree that in such a situation, they will use commercially reasonable efforts to resolve any such conflict, including by way of amendment to this Agreement, but only as necessary to resolve the conflict and maintain the benefit of the bargain between the Parties.

3.5  Additional Services.  Nothing herein shall prohibit Neustar from providing, and it is Neustar’s intention to provide, value-added services not subject to this Agreement.

3.6  Billing & Collection Agent.   For any current or future NeoMedia License Customer within the Territory, if NeoMedia, solely in its discretion, chooses to outsource any billing and collection services, NeoMedia shall provide to Neustar a right of first refusal to provide those services relating to the Field of Use with respect to that NeoMedia License Customer.  NeoMedia shall provide to Neustar a copy of the license, pricing and collections terms between NeoMedia and the NeoMedia License Customer.  Neustar shall review these terms and may, in its sole discretion, determine whether it wishes to accept an appointment as NeoMedia’s exclusive billing and collections agent for that NeoMedia License Customer.  If Neustar accepts in writing such an appointment, then Neustar shall invoice the NeoMedia License Customer for services relating to the Field of Use and collect monies, on behalf of NeoMedia, but subject to Article 7.  If Neustar accepts any such appointment, NeoMedia shall then provide to Neustar any other relevant compensation provisions in the agreement(s) with each NeoMedia License Customer.  Revenue collected by Neustar hereunder shall be deemed Licensed Collection Revenue as provided in Article 7.   Neustar’s performance of billing and collection activities under this Section are contingent upon full and timely receipt of the information required to be sent to Neustar (e.g., identity of the customer and the relevant compensation provisions).  If the compensation provisions in any agreement between NeoMedia and a NeoMedia License Customer are either not commercially reasonable or not practicable for Neustar (in its sole discretion) to implement, then Neustar shall not be under any obligation to serve as a billing and collections agent under this Section, provided that Neustar provides NeoMedia with written notice thereof.

4.    LICENSES

4.1  Grant.  NeoMedia hereby grants to Neustar, as a Clearinghouse and Registry, the right to sublicense NeoMedia’s Licensed Patents to License Customers in the Field of Use and Territory, subject to Exhibit B to this Agreement.

4.2 Conditional Grant.  It is not considered by the Parties that Neustar’s development, deployment, operation, management, or administration of a Clearinghouse or Registry as contemplated herein would require Neustar to obtain a license to the NeoMedia Licensed Patents.  However, to the extent that it might require it, NeoMedia shall grant to Neustar a royalty-free license to the NeoMedia Licensed Patents for the purpose of administering or operating a Clearinghouse and Registry , as contemplated herein.

4.3 Exclusion.  The grant of the licenses under Section 4.1 excludes the right to use or sublicense NeoMedia’s Campaign Manager and Code Management platforms, and NeoMedia is not obligated or expected to provide any rights or technical information on the same, beyond what may be necessary to interface with the Registry and Clearinghouse.

4.4 Condition.  Nothing herein requires the licensing or sublicensing of any rights in the Licensed Patents to the extent that the activities associated with the NeuStar Clearinghouse would not otherwise read on the claims of such Licensed Patents absent the licensing or sublicensing of the Licensed Patents hereunder, or when claims are cancelled or modified, the term of the Licensed Patent expires, or the Licensed Patents are overturned.

4.5 Licensing Restriction.  NeoMedia shall not during the Term license the Licensed Patents to third parties within the Field of Use, with the sole exception of, and with respect to, the NeoMedia Licensed Customers set forth in Schedule 2.

5.    OWNERSHIP AND RESPONSIBILITIES

5.1 Generally.  As a condition of NeoMedia’s provision of the licenses and other matters set forth hereunder, Neustar acknowledges NeoMedia’s representation that all right, title and interest, including Intellectual Property rights, in and to the Licensed Patents pertaining to the Field of Use, is owned exclusively by NeoMedia, or its licensors, and are protected by applicable Intellectual Property laws.

5.2 Maintenance & Enforcement. NeoMedia asserts that the Licensed Patents are necessary to a License Customer’s benefit of a Code-related Registry and Clearinghouse.  Consequently, the benefit of the bargain set forth in this Agreement requires the maintenance and enforcement of the Licensed Patents pertaining to the Field of Use.  NeoMedia shall therefore at all times during the Term take all steps necessary to maintain and enforce the Licensed Patents pertaining to the Field of Use.

5.3 Notification.  NeoMedia shall inform Neustar if any claims in a Licensed Patent pertaining to the Field of Use, expire or are cancelled, overturned, modified, or the subject of a legal, regulatory or administrative challenge, within fourteen (14) days.  NeoMedia shall also within fourteen (14) days inform Neustar should NeoMedia acquire or be granted IPR related to the Field of Use, in which case the Parties shall enter into good faith negotiations for amending this Agreement, if reasonably necessary, on mutually-agreeable commercial terms, to include such acquired or granted IPR in the definition of Licensed Patents. However, NeoMedia shall in no way be obligated to include such IPR in this Agreement and, should the Parties not modify this Agreement, this shall not constitute a breach of the Agreement.

6.    SUBLICENSE AGREEMENT AND RESTRICTIONS

6.1  Sublicense Agreement.  Neustar shall enter into a written agreement with Neustar Sublicense Customers for the sublicensing of the Licensed Patents pertaining to the Field of Use.  Neustar shall submit to NeoMedia Neustar’s sublicensing terms and conditions in Neustar’s written template agreement with Neustar Sublicense Customers for NeoMedia’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Neustar desires to modify materially any sublicensing terms and conditions, then Neustar shall submit those modifications in writing to NeoMedia for review and consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Neustar-proposed modifications to sublicensing terms and conditions shall be deemed accepted by NeoMedia when (a) NeoMedia provides Neustar with notice of acceptance of such modifications or (b) if NeoMedia fails to provide written notice to Neustar of its objection, which objections sets forth the reasons therefor, within fourteen (14) days.  Neustar’s billing and collection methods are reserved to its sole discretion.  Nothing herein shall be deemed to require Neustar to commence legal proceedings, to engage a collections agency, or perform another similar act, all of which is the ultimate obligation of Neustar.

6.2  Restrictions.  Neustar shall include in its written agreements with License Customers the following restrictions:

(a)  The grant of a license to Licensed Patents pertaining to the Field of Use, is non-transferable, non-sublicensable, and non-exclusive.

(b)  The Neustar Sublicense Customer’s use of the inventions set forth in claims in the Licensed Patents is limited to License Customer’s internal business purposes in interacting with the Clearinghouse and Registry.

(c)   NeoMedia is a third-party beneficiary with respect to the sublicense.  agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the exercise of any right granted to Neustar Sublicense Customer pursuant to the License Agreement or (ii) any breach of the License Agreement by Neustar License Customer, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct by Neustar or NeoMedia, respectively.

7.    COMPENSATION

Compensation is set forth in Exhibit A.

8.    ANCILLARY RESPONSIBILITIES

8.1 Accounting. Information concerning licensing, sublicensing and revenues remains confidential to NeoMedia, Neustar and the particular License Customer to which a license, sublicense, and/or Transaction pertains. However, NeoMedia’s use of any data received hereunder shall be limited to its own internal business uses.  By way of clarification, and not limitation, NeoMedia is not permitted to disclose any data provided to it under this Agreement, whether customer-specific or aggregate in nature, to any third party, except as may be permitted or required under Article 12 below . Neustar shall provide reports to NeoMedia on a monthly basis in a format agreeable to the Parties.

8.2 Audit.  Each Party shall maintain (to the extent possible under this Agreement) auditable records of revenues, licensing, sublicensing, accounts, collections, payments, and Control Point Events (as defined below) with respect to License Customers, and maintain those records for at least three (3) years.  Upon one (1) month’s prior written notice from a Party, the other Party shall make such records available to the requesting Party and their designated professionals including but not limited to Certified Public Accountant, consultant, or other professional designated by the requesting Party.  The records shall be made available either electronically and remotely through a secure interface or at a location controlled by the Party receiving the request.  Either Party may invoke the audit rights hereunder no more than twice in any twelve (12) month period.  When an audit is conducted at a Party’s location, the audit shall be performed only during normal business hours.  All audits shall be subject to commercially reasonable security and other similar requirements.  Any audit invoked hereunder shall be limited in scope to all matters necessary to examine compliance with the terms and conditions related thereof.  All audits invoked hereunder shall be performed at the requesting Party’s expense unless the discrepancy in amounts due under this Agreement  exceeded ten percent (10%), in which case the other party shall pay the reasonable and customary fees of the designated professionals and the actual costs of the requesting party and their designated professionals.

8.3 Control Point.  If during the Term of this Agreement Neustar deploys a Registry and Clearinghouse system, then Neustar shall during the Term configure into such system the ability to enable and disable the clearing of Transactions if either a Resolution Authority or a License Customer fails to comply with either (a) policies issued by the Governing Authority, (b) its written agreement with Neustar, or (c) terms and conditions that Neustar and NeoMedia have agreed are to be flowed down to Neustar agreements with its Neustar License Customer.  The policies concerning the enabling and disabling of Transaction clearing (the “Control Point Policies”) shall be developed and agreed to by the Parties within four (4) months after the award to Neustar of a contract to implement a Clearinghouse in the Territory.  Neustar shall prevent Code-related Transactions that fail to comply with the Control Point Policies.  As part of the Control Point Policies, Neustar and NeoMedia shall in good faith develop an escalation process for bringing License Customer’s into compliance with the Control Point Policy or terminating/suspending the License Customer’s sublicense.

8.4  Reporting.   During the Term of this Agreement, Neustar will create and provide to NeoMedia reporting capabilities regarding Licensed Transaction Revenues consisting of reports setting forth the identity of the License Customer, frequency of Clearinghouse Transactions for License Customers, type of License Customer, rate of the Transaction, types/use classes to the extent these require different pricing treatment (and possibly carrier) over specified periods.  NeoMedia may request additional reporting capabilities in accordance with mutually-agreeable terms.  Neustar shall provide to NeoMedia access to a GUI over a secure connection to allow ad hoc reporting (subject to reasonable requirements issued by Neustar’s engineering department).  Neustar shall not be obligated to provide to NeoMedia, and NeoMedia is not entitled to receive (a) any Codes in a Neustar Registry or Clearinghouse associated with any customer, or (b) the content or information associated with those Codes unless the codes or content are required under the scope of audit provisions described in Section 8.2 above.

8.5  Sales, Marketing and Cooperation.  The Parties shall cooperate in good faith with respect to the promotion of licensing of the Licensed Patents in the context of a Neustar-administered Registry and Clearinghouse.  Neustar shall use commercially reasonable efforts to promote the licensing of the Licensed Patents pertaining to the Field of Use, including but not limited to, content on Web sites, direct sales, trade show appearances, and direct marketing through e-mail and other electronic means within its control.  NeoMedia shall promptly and fully provide to Neustar supporting collateral, explanations, value propositions, and other similar materials.  Within one (1) month after the Effective Date of this Agreement, the Parties shall develop a schedule for cooperative events listing at least three events for which the Parties will cooperate to promote licensing of the Licensed Patents.

8.6  Management.  Each Party shall promptly after the Effective Date designate in writing its business point of contact under this Agreement.  NeoMedia and Neustar shall jointly perform periodic business reviews to review business practices and performance.

8.7  Referral Fee As of the effective date of this agreement NeoMedia will communicate to Neustar its current “Sales Prospects”. NeoMedia is not obligated to update this list of Sales Prospects after the Effective Date of this Agreement.  If Neustar refers a third party to NeoMedia who is not at the time of such referral a Sales Prospect of NeoMedia; or has not subsequently become a Sales Prospect of NeoMedia; or has become a customer of NeoMedia under a written agreement for services with NeoMedia , and such  third party purchases from NeoMedia services, such as campaign management services, and that customer becomes a NeoMedia License Customer, but NeoMedia does not request that Neustar account for that NeoMedia License Customer through the License Collection Revenue as described in Section 7, then NeoMedia shall pay to Neustar a Referral Fee equal to Ten Percent (10%) of monies actually received by NeoMedia as payment, excluding taxes, late charges, collection costs, credit card processing fees, credits, and amounts under dispute, in the twenty-four-month period beginning with the month in which fees are first received by NeoMedia.  If, however, NeoMedia requests that Neustar serve as a billing and collections agent with respect to such NeoMedia License Customer, then Neustar is entitled to the Licensed Collection Revenue  for actions related to performing Clearinghouse Transactions plus the Referral Fee for monies associated with NeoMedia services not related to Neustar’s performance of Clearinghouse Transactions; e.g.,  campaign management, and other services provided by NeoMedia apart from the licensing of patents.

9.    TERM

Subject to the limitations in Section 4.1, the Term of this Agreement shall begin on its Effective Date, and shall continue in full force and effect for four (4) years thereafter (with any renewals, the “Term”).  If neither Party provides written notice to the other no later than three (3) months prior to the expiration of the then-current Term that it does not intend for the Agreement to renew, then the Agreement shall renew for additional an additional three (3) year period.  The expiration or termination of the Term shall not affect the sublicense term granted by Neustar to a Neustar Sublicense Customer.

10.  TERMINATION

Either Party may terminate this Agreement, without prejudice to any other remedy it may have, immediately and without further obligation upon the following with respect to the Party receiving the termination notice:

(a)  an Event of Default;

(b)  the making of an assignment for the benefit of creditors;

(c)  the filing under any voluntary bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import, or the appointment of a trustee or receiver; and

(d)  failure of Neustar to deploy into production a Clearinghouse and Registry within twelve (12) months after the Effective Date.

For purposes of item (d) immediately above, deployment into production means the actual provision of the Clearinghouse and Registry, or an announcement of a clear and unambiguous intent to provide the Clearinghouse and Registry in an immediately deployable and usable capability.

Termination of this Agreement shall not relieve the Parties from their payment obligations, confidentiality and intellectual property obligations, including indemnification thereof, under this Agreement.

11.  NON-COMPETITION

During the first twelve (12) months of the Term, and provided Neustar has not committed an Event of Default, NeoMedia shall neither entertain entering nor actually enter into any collaboration, cooperation, subcontract, teaming, partnering, licensing, or similar arrangement with any third party for the purpose of enabling the Field of Use in a system or systems similar to the Clearinghouse or Registry within the Territory. Nothing contained in this Article 11, or any other portion of this Agreement, restricts NeoMedia from licensing its IPR or technology platform to additional NeoMedia License Customers outside the Field of Use and outside the Territory at any time during the Term of this Agreement.

12.  CONFIDENTIAL INFORMATION

12.1                 Confidential Information.  Each Party acknowledges that they may be furnished with, receive, or otherwise have access to Confidential Information of the other Party.  Confidential Information excludes any information that the receiving Party can demonstrate:

(a) at the time of disclosure, was in the public domain or in the possession of the receiving Party;

(b) after disclosure, is published or otherwise becomes part of the public domain through no fault of the receiving Party;

(c)  was received after disclosure from a third party who had a lawful right to disclose such information to the receiving Party without any obligation to restrict its further use or disclosure;

(d)  was independently developed by the receiving Party without reference to Confidential Information of the disclosing Party; or

(e)  was required to be disclosed to satisfy a legal requirement of a competent government body (e.g., securities laws or regulations of the U.S. Securities & Exchange Commission).

12.2                 Obligations.  The obligations set forth in this Article 12 with respect to Confidential Information shall survive the expiration or termination of this Agreement for a period of three (3) years or such longer period as required by law, regulation, or court order.

(a)  Each Party’s Confidential Information shall remain the property of that Party.  Each Party shall use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent unauthorized disclosure of Confidential Information as it employs to avoid unauthorized disclosure of its own Confidential Information of a similar nature.  Except as otherwise permitted hereunder, the Parties may disclose such information to entities performing services required hereunder where: (i) use of such entity is authorized hereunder, (ii) such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Article 12.  Any disclosure to such entity shall be under the terms and conditions of this Article 12.

(b) Each Party shall take reasonable steps to ensure that its employees comply with this Article 12.  In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, the receiving Party shall promptly, and at its own expense notify the disclosing Party in writing, and take such actions as may be necessary and cooperate in all reasonable respects with the disclosing Party to minimize the violation and any damage resulting therefrom.

(c)  Except as otherwise provided herein, either Party may disclose the terms and conditions of this Agreement to (i) its directors, officers, employees, consultants, auditors, accountant, lawyers, subcontractors or agents and (ii) any other third parties that have expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction between such third parties and such Party, (iii) have a reasonable ability (financial and otherwise) to consummate such transaction; provided that in either case there exists a nondisclosure agreement that includes within its scope the terms and conditions of this Article 12 or terms and conditions similar thereto.  Each Party shall endeavor to delay the disclosure of the terms and conditions of this Agreement until the status of discussions concerning such transaction warrants such disclosure.

(d)  A Party receiving a request pursuant to Section 12.1(e) above to disclose Confidential Information shall immediately upon receiving such request, and to the extent that it may legally do so, advise the disclosing Party promptly and prior to making such disclosure in order that the disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

12.3                 Trademarks and Press Releases.  Neither Party shall use the trade names, trademarks, service marks, or other proprietary marks of the other Party in any advertising, sales presentation, news releases, advertising, or other promotional or marketing materials without such other Party’s prior written consent, which shall not be unreasonably withheld.  The Parties shall issue a joint press release regarding their relationship under this Agreement and shall cooperate to issue a mutually agreed press release within a reasonable time after the Effective Date.

13.  REPRESENTATIONS & WARRANTY

NeoMedia hereby represents and warrants as follows:

(a)  it is the rightful owner of the Licensed Patents pertaining to the Field of Use;

(b)  the Licensed Patents pertaining to the Field of Use, are enforceable and shall remain in full force and effect during the Term (except for the natural expiration of a patent term);

(c)   Schedule 1 sets forth all pending or anticipated claims against the Licensed Patents pertaining to the Field of Use; e.g., legal, regulatory, or administrative proceedings directed at cancelling, overturning, or modifying any of the claims set forth in the Licensed Patents.

(d)   at least one claim in each Licensed Patent is directed at practicing the Field of Use.

14.  INDEMNIFICATION

Neustar shall indemnify, defend and hold NeoMedia and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to Neustar’s breach of Articles 3, 4 or 6 of this Agreement, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct by NeoMedia.

NeoMedia shall indemnify, defend and hold Neustar and its directors, officers, employees and agents harmless from and against any and all Liability arising out of or relating in any way to Neomedia’s breach of Article 4 and Article 5 of this Agreement, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct by Neustar.

15.  LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST DATA, OR LOST EQUIPMENT, ANY WEBSITE OR NETWORK DOWNTIME, COST OF PROCURING SUBSTITUTE SERVICES, OR FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES OF ANY KIND, HOWEVER ARISING, WHICH ARE RELATED TO THIS AGREEMENT AND THE PROVISION OF LICENSES HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.  DISPUTE RESOLUTION

16.1                 Generally.  Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise (“Dispute”) shall be settled as provided in this Article 16.

16.2                 Initial Attempts.  If a Dispute arises, the Parties shall initially attempt to resolve the Dispute informally, as follows:

(a) A Party shall provide written notice of a Dispute (the “Dispute Notice”) to the other Party which sets forth the nature of the Dispute and the relief requested.  Upon receipt of such Dispute Notice, the Parties each shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement and whose task its shall be to meet for the purpose of attempting to resolve the Dispute.

(b) The designated representatives shall meet as often as the Parties deem reasonably necessary and shall gather information which the Parties deem to be appropriate and germane to the Dispute.  The representatives shall discuss the Dispute and attempt to resolve it without the necessity of any formal proceeding.

(c) A Party may commence arbitration proceedings in accordance with Section 15.3 below upon the earlier to occur of any of the following: (1) the designated representatives reasonably conclude that an amicable resolution through continued negotiation of the matter is unlikely; or (2) thirty (30) days after delivery of the Dispute Notice or such longer period as may be agreed by the Parties.  No Party may commence arbitration with respect to any Dispute unless that Party has pursued informal negotiation as provided herein.

16.3                 Arbitration.  Any Dispute that cannot be resolved by informal negotiations as set forth above shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect.  The arbitration shall take place in Washington DC.  The Parties shall share the costs of arbitration equally, including the fees and expenses of the arbitrator unless the arbitration award provides otherwise.  Each Party shall bear the cost of preparing and presenting its case.  The arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages.  The arbitrator shall use all reasonable means to settle the Dispute with dispatch and shall state his or her opinion in writing along with his or her reasons for the decision.  The arbitrator’s decision shall follow the plain meaning of the relevant documents, and shall be final and binding.  The award may be confirmed and enforced in any court of competent jurisdiction.

16.4                 Specific Performance. Any Party may seek specific performance of this Article, and may seek to compel the other Party to comply with such provisions by petition to any court of general jurisdiction.  The prevailing Party in any proceeding enforcing such provisions shall be entitled to the court’s order for payment of reasonable attorneys’ fees and costs in connection with such proceeding.

16.5                 Equitable Relief.  Nothing in this Article 16 shall preclude any Party from seeking interim or provisional relief concerning the Dispute, including a temporary restraining order, a preliminary injunction or an order of attachment, either prior to or during the information dispute resolution or arbitration.

16.6                 Compromise.  All communications, whether oral, written or electronic, in any negotiation or arbitration pursuant to this Article 16 shall be treated as confidential and as compromise and settlement negotiations for purposes of applicable rules of evidence.

16.7                 Waiver of Jury Trial.  To the extent applicable, each Party waives any right it may have to a trial by jury in any legal proceeding arising from or related to this Agreement.

17.  MISCELLANEOUS

17.1                 Headings.  The headings and captions used in this Agreement are for convenience only and not intended to be used as an aid to interpretation.

17.2                 Severability.  The provisions of this Agreement are severable, and if any part of this Agreement is held to be illegal or unenforceable, the validity of the remainder of this Agreement shall not be affected.

17.3                 Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, USA, without regard to its conflict of laws principles.  In the event of litigation or any collection activity arising out of the Services or this Agreement, the prevailing party shall be awarded its costs and reasonable expert and attorneys’ fees.

17.4                 Binding.  This Agreement will be binding upon and inure to the benefit of the Parties hereto, their respective successors and assigns.

17.5                 No Waiver.  Failure by either party to exercise any right or remedy under this Agreement does not signify acceptance of the event giving rise to such right or remedy.

17.6                 Notices.  Unless otherwise agreed to by the parties, any notice required or permitted to be given or delivered under this Agreement shall be given in writing and delivered to the address set forth in this Agreement, and addressed to the attention of:

If to Neustar:
Neustar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Attention:  General Counsel
P: (571) 434-5400
F: (571) 434-5735

If to NeoMedia:
NeoMedia Technologies, Inc.
Two Concourse Parkway, Suite 500
Atlanta, GA 30328
Attention: CEO or CFO
P: (678) 638-0460 ext.132
F: (678) 638-0466

17.7                 Assignment.  Neither Party may assign or otherwise transfer, including by way of merger, acquisition or operation of law, all or any portion of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed, except that either Party may assign this Agreement upon notice, but without consent, to an Affiliate.  Any assignment or transfer in violation of this Section shall be void and have no effect.

17.8                 Force Majeure.  Except for either party’s payment obligations hereunder, a party shall be excused from any delay or failure in performance of their obligations hereunder to the extent caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, acts of terrorism, war or other unanticipated occurrences or problems, and governmental requirements (“Force Majeure Events”).

17.9                 Entire Agreement.  This Agreement along with any Schedules, appendices or amendments hereto, represents the entire agreement between NeoMedia and Neustar with respect to its subject matter, and there are no other representations, understandings, or agreements between NeoMedia and Neustar relative to such subject matter.

BY SIGNING BELOW, THE INDIVIDUALS EXECUTING THIS AMENDED AND RESTATED LICENSE AGREEMENT REPRESENT THAT THEY ARE DULY AUTHORIZED TO EXECUTE AND DELIVER THIS LICENSE AGREEMENT ON BEHALF OF THE PARTY FOR WHICH THEY HAVE SIGNED.

NEOMEDIA TECHNOLOGIES, INC.		NEUSTAR, INC.

By:	/s/ Michael W. Zima	By:	/s/ Bradley D. Smith

Name:	Michael W. Zima	Name:	Bradley D. Smith

Title:	Chief Financial Officer	Title:	VP Finance & Corporate Controller

Date:	January 22, 2010	Date:	January 22, 2010

Address:	Two Concourse Parkway	Address:	46000 Center Oak Plaza
	Suite 500		Sterling, Virginia 20166
Atlanta, Georgia 30328
Fax:	(678) 638-0466	Fax:	703-738-7585

E-Mail:	mzima@neom.com	E-Mail:	contracts@neustar.biz